FOURTH AMENDMENT TO MASTER REGISTRATION RIGHTS AGREEMENT

This Fourth Amendment to Master Registration Rights Agreement (this “Amendment”) is dated as of January 2, 2017 (the “Effective Date”), and supersedes the prior amendments hereto, and is by and between American Housing Income Trust, Inc., a Maryland corporation (the “Company”), and those members of AHIT Valfre Limiteds, LLC, a Maryland limited liability company, identified herein and in the Second Amendment to the Limited Partnership Agreement of AHIT Valfre, LLP, a Maryland limited liability partnership (“AHIT Valfre”), with a mailing address for notice purposes of Valfre Holdings, LLC, an Arizona limited liability company (“Valfre Holdings”), with a mailing address for notice purposes of 145829 E. Circle L Ranch in Vail, Arizona 85641 (hereinafter referred to as “AHIT Valfre Limiteds”).

WHEREAS, AHIT Valfre Limiteds was the limited partner of AHIT Valfre. The members of AHIT Valfre Limiteds are Valfre Holdings, and James A. and Pamela J. Valfre.

WHEREAS, as a result of the Company’s exercise of its conversion option, Valfre Holdings, and James A. and Pamela J. Valfre were issued shares of restricted common stock in the Company (the “Shares”).

WHEREAS, the Company desires to provide certain registration rights with respect to the Shares for the benefit of Valfre Holdings, and James A. and Pamela J. Valfre, and their respective successors and assigns (collectively, the “Holders”).

WHEREAS, the Holders acknowledge that, pursuant to Section 3.2 of the Master Registration Rights Agreement dated August 1, 2015 (the “Agreement”), the Company has set forth to their satisfaction legitimate business reasons why registration of the “Registrable Securities,” as defined in the Agreement, would not be a prudent business decision up to the point in time of this Amendment.

NOW, THEREFORE, pursuant to Section 8.2 of the Agreement, the Company and the Holders agree to the following amendment to the Agreement:

1. Registration Rights. From the Effective Date of this Amendment, the Holders have the rights, as set forth in the Agreement and the related agreements thereto, to have their respective shares, collectively defined above as the Shares, registered in the manner set forth in the Registration Agreement between the Company and the Holders prior to the amendments under the Second Amendment, and the tolling period previously agreed to shall be considered terminated effective upon execution of this Amendment.

2. Balance of Agreement. To the extent not amended herein, the balance of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

AMERICAN HOUSING INCOME TRUST, INC.,

a Maryland corporation.

    /s/ Sean Zarinegar

By: Sean Zarinegar

Its: President

     VALFRE HOLDINGS, LLC,

     an Arizona limited liability company

    /s/ James A. Valfre

     By: James A. Valfre

Its: Manager

    /s/ James A. Valfre

     James A. Valfre

   /s/ Pamela J. Valfre

    Pamela J. Valfre

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